Form 10-K, Exhibit 13
period 1997-12-31
ADVANCED MACHINE VISION CORP
filed 1998-03-30
CIK 795445

Exhibit 13

                       Advanced Machine Vision Corporation

         Index to Financial Statements and Financial Statement Schedule
             Included in the Company's Annual Report to Stockholders

                                                                        Page
                                                                        ----

Report of Independent Accountants                                        F-2

Financial Statements:

     Consolidated Balance Sheets -
         December 31, 1997 and 1996                                      F-3

     Consolidated Statements of Operations -
         Fiscal Years Ended December 31, 1997, 1996 and 1995             F-4

     Statements of Shareholders' Equity -
         Fiscal Years Ended December 31, 1997, 1996 and 1995             F-5

     Consolidated Statements of Cash Flows -
         Fiscal Years Ended December 31, 1997, 1996 and 1995             F-6

     Notes to Consolidated Financial Statements                          F-7

     Financial Statement Schedule:

         Schedule VIII - Valuation and Qualifying Accounts              F-22

Consent of Independent Accountants                                      F-23

Management's Discussion and Analysis of Financial Condition
   and Results of Operations                                            F-24

Annual Report Close                                                     F-28

Report of Independent Accountants
================================================================================


To the Board of Directors and Shareholders of Advanced Machine Vision Corporation:


In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Advanced Machine Vision Corporation and its subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



/s/ PRICE WATERHOUSE LLP
------------------------
    PRICE WATERHOUSE LLP

Portland, Oregon
January 23, 1998, except as to Note 10, which is as of March 10, 1998

================================================================================
Advanced Machine Vision Corporation
Consolidated Balance Sheets
================================================================================

                                                                        December 31,
                                                             --------------------------------
                                                                  1997               1996
                                                             -------------      -------------
                                     ASSETS
Current assets:
     Cash and cash equivalents                               $   6,045,000      $   1,909,000
     Accounts receivable, net of allowance for
        doubtful accounts of $180,000 and $280,000
        at December 31, 1997 and 1996, respectively              2,711,000          4,979,000
     Inventories (Note 2)                                        5,181,000          8,132,000
     Prepaid expenses                                              138,000            391,000
                                                             -------------      -------------

          Total current assets                                  14,075,000         15,411,000
Property, plant and equipment - net (Notes 3 and 6)              4,775,000          6,488,000
Intangible assets, net (Note 4)                                  5,535,000          7,876,000
Other assets                                                       850,000          1,163,000
                                                             -------------      -------------

                                                             $  25,235,000      $  30,938,000
                                                             =============      =============

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
     Accounts payable                                        $   1,436,000      $   1,897,000
     Short-term borrowings (Note 6)                                     --            947,000
     Accrued liabilities (Notes 5 and 9)                         1,146,000          1,299,000
     Customer deposits                                           1,073,000          2,463,000
     Accrued payroll                                               783,000            707,000
     Warranty reserve                                              477,000            479,000
     Current portion of notes payable (Note 6)                      27,000          1,706,000
                                                             -------------      -------------

          Total current liabilities                              4,942,000          9,498,000
                                                             -------------      -------------
Notes payable, less current portion (Note 6)                     8,342,000         14,940,000
                                                             -------------      -------------
Commitments and contingencies (Note 9)

Shareholders' equity (Notes 8 and 10):
     Common stock:
         Class A and B - 10,679,000 and 11,250,000
             shares issued and outstanding at
             December 31, 1997 and 1996, respectively           24,285,000         25,720,000
     Common stock warrants                                       2,197,000          2,403,000
     Additional paid in capital                                  2,823,000          2,797,000
     Accumulated deficit                                       (17,354,000)       (24,370,000)
     Cumulative translation adjustment                                  --            (50,000)
                                                             -------------      -------------

          Total shareholders' equity                            11,951,000          6,500,000
                                                             -------------      -------------

                                                             $  25,235,000      $  30,938,000
                                                             =============      =============

          See Accompanying Notes to Consolidated Financial Statements.

================================================================================
Advanced Machine Vision Corporation
Consolidated Statements of Operations
================================================================================

                                                              Year Ended December 31,
                                                  -----------------------------------------------
                                                      1997              1996             1995
                                                      ----              ----             ----
Net sales                                         $ 31,974,000      $ 29,938,000     $ 19,394,000
Cost of sales                                       16,042,000        15,794,000       11,194,000
                                                  ------------      ------------     ------------

Gross profit                                        15,932,000        14,144,000        8,200,000
                                                  ------------      ------------     ------------
Operating expenses:
     Selling and marketing                           4,930,000         4,662,000        3,255,000
     Research and development                        3,950,000         4,038,000        1,987,000
     General and administrative                      3,303,000         3,549,000        1,933,000
     Goodwill amortization                             731,000           633,000          371,000
     Charge for acquired in-process technology              --         4,915,000               --
     Charge for royalty expense                             --           647,000               --
                                                  ------------      ------------     ------------

                                                    12,914,000        18,444,000        7,546,000
                                                  ------------      ------------     ------------
Income (loss) from continuing operations
   before other income and expense                   3,018,000        (4,300,000)         654,000

Other income and expense:
     Gain on sale of Pulsarr                         4,989,000                --               --
     Gain on rescission of stock
         compensation - net                                 --                --          732,000
     Investment and other income                       371,000           190,000          212,000
     Interest expense                               (1,263,000)       (1,150,000)        (483,000)
                                                  ------------      ------------     ------------
Income (loss) from continuing operations
   before income taxes                               7,115,000        (5,260,000)       1,115,000
Provision for income taxes (Note 7)                     99,000                --               --
                                                  ------------      ------------     ------------

Income (loss) from continuing operations             7,016,000        (5,260,000)       1,115,000
Loss from discontinued operations (Note 11)                 --                --         (173,000)
                                                  ------------      ------------     ------------

Net income (loss)                                 $  7,016,000      $ (5,260,000)    $    942,000
                                                  ============      ============     ============

Earnings (loss) per share (Note 10):
     Basic                                        $        0.64     $      (0.49)    $       0.12
     Diluted                                      $        0.49     $      (0.49)    $       0.11


          See Accompanying Notes to Consolidated Financial Statements.

================================================================================
Advanced Machine Vision Corporation
Consolidated Statements of Shareholders' Equity
================================================================================

                               Class A and B Common Stock   Class E Common Stock      Common    Additional               Cumulative
                               --------------------------   --------------------      Stock      Paid in    Accumulated  Translation
                                Shares         Amount       Shares      Amount       Warrants    Capital       Deficit   Adjustments
                                ------         ------       ------      ------       --------  -----------  ------------ -----------
Balance, December 31, 1994     9,951,000  $  24,087,000     497,000  $   326,000  $ 3,097,000  $ 1,500,000  $(20,052,000)  $     --
Rescission of stock
   compensation - net           (612,000)      (747,000)         --           --           --           --            --         --
Issuance of Class F Warrants          --             --          --           --       15,000           --            --         --
Exercise of options               84,000         84,000          --           --           --           --            --         --
Net income                            --             --          --           --           --           --       942,000         --
                              ----------  -------------  ----------  -----------  -----------  -----------  ------------  ---------

Balance, December 31, 1995     9,423,000     23,424,000     497,000      326,000    3,112,000    1,500,000   (19,110,000)        --
Redemption of Class E Common
   Stock                              --             --    (497,000)    (326,000)          --      326,000            --         --
Expiration of Class E Warrants        --             --          --           --     (971,000)     971,000            --         --
Issuance of Class G, H, I and
   J Warrants                         --             --          --           --      262,000           --            --         --
Common Stock issued through
   Regulation S Offering       1,400,000      1,571,000          --           --           --           --            --         --
Exercise of options               83,000         80,000          --           --           --           --            --         --
Partial conversion of note
   payable                       344,000        645,000          --           --           --           --            --         --
Translation adjustment                --             --          --           --           --           --            --    (50,000)
Net loss                              --             --          --           --           --           --    (5,260,000)        --
                              ----------  -------------  ----------  -----------  -----------  -----------  ------------   --------

Balance, December 31, 1996    11,250,000     25,720,000          --           --    2,403,000    2,797,000   (24,370,000)   (50,000)

Issuance of restricted stock   2,000,000             --          --           --           --           --            --         --
Retirement of restricted
   stock(1,800,000)                   --             --          --           --           --           --            --         --
Repurchase of Class A Common
   Stock and Class F and H
   Warrants                   (1,001,000)    (1,782,000)         --           --     (180,000)          --            --         --
Exercise of options               97,000         97,000          --           --           --           --            --         --
Partial conversion of note
   payable                       133,000        250,000          --           --           --           --            --         --
Expiration of warrants                --             --          --           --      (26,000)      26,000            --         --
Translation adjustment                --             --          --           --           --           --            --     50,000
Net income                            --             --          --           --           --           --     7,016,000         --
                              ----------  -------------  ----------  -----------  -----------  -----------  ------------   --------

Balance, December 31, 1997    10,679,000  $  24,285,000          --  $        --  $ 2,197,000  $ 2,823,000  $(17,354,000)  $     --
                              ==========  =============  ==========  ===========  ===========  ===========  ============   ========



          See Accompanying Notes to Consolidated Financial Statements.

================================================================================
Advanced Machine Vision Corporation
Consolidated Statements of Cash Flows
================================================================================

                                                                              Year Ended December 31,
                                                                 -------------------------------------------------
                                                                      1997             1996              1995
                                                                 -------------     -------------     -------------
Cash flows from operating activities:
   Net income (loss)                                             $   7,016,000     $  (5,260,000)    $     942,000
   Loss from discontinued operations                                        --                --           173,000
                                                                 -------------     -------------     -------------

   Income (loss) from continuing operations                          7,016,000        (5,260,000)        1,115,000
   Adjustments to reconcile net income (loss) to net cash
     provided by (used in) operating activities:
     Gain on sale of Pulsarr                                        (4,989,000)               --                --
     Charge for acquired in-process technology                              --         4,915,000                --
     Charge for royalty expense                                             --           247,000                --
     Charge for deferred debt issuance costs                           233,000                --                --
     Cash outflows related to discontinued operations                       --                --          (728,000)
     Depreciation and amortization                                   1,369,000         1,263,000           831,000
     Stock compensation                                                     --                --          (732,000)
     Changes in assets and liabilities
       (net of amounts purchased/sold
       in acquisition/divesture):
       Accounts receivable                                              11,000        (1,741,000)         (122,000)
       Inventories                                                    (499,000)         (581,000)          402,000
       Prepaid expenses and other assets                              (186,000)          156,000          (399,000)
       Accounts payable, short-term borrowings, accrued
         liabilities, customer deposits, accrued payroll
         and warranty reserve                                          842,000            51,000           219,000
                                                                 -------------     -------------     -------------

         Net cash provided by (used in) operating activities         3,797,000          (950,000)          586,000
                                                                 -------------     -------------     -------------
Cash provided by (used in) investing activities:
   Proceeds from sale of Pulsarr/ALS                                 7,010,000                --         1,052,000
   Acquisition of Pulsarr/Ventek - net                                      --        (5,984,000)               --
   Purchases of property and equipment                              (1,014,000)       (1,527,000)         (598,000)
   Collection of notes receivable                                           --                --           280,000
                                                                 -------------     -------------    --------------

         Net cash provided by (used in) investing activities         5,996,000        (7,511,000)          734,000
                                                                 -------------     -------------    --------------
Cash (used in) provided by financing activities:
   Notes payable to bank and others - net                           (3,792,000)        4,621,000         2,137,000
   Proceeds from common stock issuances                                     --         1,896,000                --
   Proceeds from exercise of stock options                              97,000            82,000            84,000
   Repurchase of Class A Common Stock and Warrants                  (1,962,000)               --                --
   Debt issuance costs                                                      --          (400,000)         (160,000)
                                                                 -------------     -------------    --------------

         Net cash (used in) provided by financing activities        (5,657,000)        6,199,000         2,061,000
                                                                 -------------     -------------    --------------

Net increase (decrease) in cash                                      4,136,000        (2,262,000)        3,381,000

Cash and cash equivalents, beginning of the period                   1,909,000         4,171,000           790,000
                                                                 -------------     -------------    --------------

Cash and cash equivalents, end of the period                     $   6,045,000     $   1,909,000    $    4,171,000
                                                                 =============     =============    ==============

Supplemental cash flow information:
   Cash paid for:
     Interest                                                    $     939,000     $     809,000    $      372,000
     Income taxes                                                $      20,000     $          --    $           --



          See Accompanying Notes to Consolidated Financial Statements.

              ADVANCED MACHINE VISION CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================


Note 1 - Summary of Significant Accounting Policies
================================================================================

Basis of Presentation: The consolidated financial statements include the accounts of Advanced Machine Vision Corporation ("AMV" or the "Company") and its four wholly-owned subsidiaries: SRC VISION, Inc. and its wholly-owned SRC VISION BV subsidiary ("SRC"); Ventek, Inc. ("Ventek") from its July 24, 1996 acquisition date; ARC Netherlands BV and its respective wholly-owned subsidiary, Pulsarr Holding BV ("Pulsarr"), from its March 1, 1996 acquisition date to its May 6, 1997 disposition date (see Note 4); and Applied Laser Systems, Inc. ("ALS").

ALS  designed,  developed,   manufactured  and  marketed  laser  diode  devices,
incorporating its visible laser module, and "no-light" products based on technology for illumination with infrared laser systems. In October 1995, the Company sold the operations of ALS to Coherent, Inc. for cash (see Note 11).

Through its subsidiaries, the Company designs, manufactures and markets computer-aided vision defect detection and sorting and defect removal equipment for use in a variety of industries, including food processing, wood products and recycling. The Company's systems combine optical and mechanical systems technologies to perform diverse scanning, analytical sensing, measuring and sorting applications on a variety of products such as food, wood and plastics. The Company sells its products throughout the world (see Note 12).

Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Accounting Period: The Company utilizes a 52- to 53-week fiscal year ending on the Sunday closest to the end of the fiscal period. Fiscal periods shown ended December 28, 1997, December 29, 1996 and December 31, 1995. In these financial statements, the fiscal periods are shown as December 31 for clarity of presentation.

Cash Equivalents: For financial reporting purposes, cash equivalents consist primarily of money market instruments and bank certificates of deposit that have original maturities of three months or less.

Concentrations of Credit Risk: Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of money market instruments and trade receivables. The Company invests its excess cash in money market instruments and certificates of deposit with high credit quality financial institutions, and by policy, limits the amount of credit exposure to any one issuer. Concentrations of credit risk with respect to trade receivables exist because the Company's subsidiaries rely heavily on a relatively small number of customers (see Note 12). The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains reserves for potential credit losses and such losses, to date, have been within management's expectations.

Inventories: Inventories are stated at the lower of cost or net realizable value, with cost determined principally by use of the first-in, first-out method.

Property, Plant, and Equipment: Property, plant and equipment are stated at cost. Depreciation and amortization are computed by either the straight-line or an accelerated method over the estimated useful lives of the assets, which range from three to twenty years. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in operations for the period. The cost of maintenance and repairs is charged to expense as incurred; significant renewals and betterments are capitalized.

Intangible Assets: Intangible assets primarily represent the excess of the purchase price of acquisitions over the fair value of net assets acquired ("goodwill"). Intangible assets also represent costs allocated to existing technologies and other specifically identifiable assets arising from business acquisitions. The gross cost of intangible assets aggregated $7,482,000 and $9,226,000 as of December 31, 1997 and 1996, respectively. Intangible assets are being amortized on the straight-line basis over seven to fifteen years (see Note
4). Accumulated amortization aggregated $1,947,000 and $1,350,000 as of December 31, 1997 and 1996, respectively. The Company assesses the recoverability of its intangible assets as described under Long-Lived Assets below.

Long-Lived Assets: Statement of Financial Accounting Standard No. 121 (FAS 121), Accounting for the Impairment of Long-Lived Assets and For Long-Lived Assets to Be Disposed Of, requires that long-lived assets and certain identifiable intangible assets to be held and used by a company be reviewed for impairment whenever events or changes in circumstances indicate that expected future cash flows (undiscounted and without interest charges) for individual subsidiaries may not be sufficient to support the recorded assets. If undiscounted cash flows are not sufficient to support the recorded assets, an impairment is recognized to reduce the carrying value of the assets based on expected discounted cash flows of the subsidiary. The Company adopted the statement in fiscal 1996; however, the adoption did not have a material impact on the Company's financial statements.

Revenue Recognition: The Company recognizes revenue upon shipment of products or, in the case of trial units, upon the customer's acceptance of the product. Customer deposits represent monies received in advance of shipment of products.

Research and Development Costs: Research and development costs are expensed as incurred. Research and development expense is related to developing new products and to improving existing products or processes.

Earnings (Loss) Per Share: Earnings (loss) per share for 1997, 1996 and 1995 have been computed in accordance with Statement of Financial Accounting Standards No. 128 (FAS 128), "Earnings per Share" which was effective December 15, 1997. The changes required by FAS 128 adjusted the calculation of earnings per share (EPS) under generally accepted accounting principles in the U. S. to be more consistent with international standards. Under the new standard, companies replaced the reporting of "primary" EPS with "basic" EPS. Basic EPS is calculated by dividing the income available to common stockholders by the weighted average number of common shares outstanding for the period, without consideration for common stock equivalents. "Fully diluted" EPS was replaced by "diluted" EPS. Diluted EPS is computed similarly to fully diluted EPS under the provisions of Accounting Principles Board (APB) Opinion No. 15.

Changes in Classification: Certain reclassifications have been made to the fiscal 1996 and 1995 financial statements to conform with the financial statement presentation for fiscal 1997. Such reclassifications had no effect on the Company's results of operations or shareholders' equity.

Income Taxes: The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (FAS 109), Accounting for Income Taxes. FAS 109 requires the recognition of deferred tax assets and liabilities for the expected tax effects from differences between the financial reporting and tax bases of assets and liabilities. In estimating future tax effects, FAS 109 generally considers all expected future events other than enactments of changes in tax law or statutorily imposed rates.

Stock-Based Compensation: The Company uses the intrinsic value based method in accounting for its stock option plans as prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees (see Note 8).

Fair  Value  of  Financial  Assets  and  Liabilities:   Statement  of  Financial
Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of the fair value of certain financial assets and liabilities. The Company estimates the fair value of its monetary assets and liabilities based upon the existing interest rates related to such assets and liabilities compared to current market rates of interest for similar nature and degree of risk. The Company estimates that the carrying value of all of its monetary assets and liabilities approximates fair value as of December 31, 1997.

Foreign Currency Translation: All assets and liabilities of foreign subsidiaries are translated into U. S. dollars at fiscal year-end exchange rates. Income and expense items are translated at average exchange rates prevailing during the fiscal year. The resulting translation adjustments are recorded as a component of shareholders' equity. The translation adjustment recorded as of December 31, 1996 related entirely to Pulsarr and reduced the gain on the sale of Pulsarr in 1997 (see Note 4).


Note 2 - Inventories
================================================================================

Inventories consist of the following:

                                                        December 31,
                                              --------------------------------
                                                   1997               1996
                                              -------------      -------------

Raw materials                                 $   1,584,000      $   2,662,000
Work-in-process                                   1,359,000          2,234,000
Finished goods                                    2,238,000          3,236,000
                                              -------------      -------------

                                              $   5,181,000      $   8,132,000
                                              =============      =============

The decrease is due  principally to the sale of Pulsarr in the current year (see
Note 4).


Note 3 - Property, Plant and Equipment
================================================================================

Property, plant and equipment consist of the following:

                                                        December 31,
                                              --------------------------------
                                                    1997             1996
                                              -------------      -------------

Land                                          $     879,000      $   1,339,000
Buildings                                         3,589,000          4,780,000
Machinery and equipment                             700,000            799,000
Furniture, fixtures and office equipment          1,564,000            988,000
                                              -------------      -------------

                                                  6,732,000          7,906,000
Less:  accumulated depreciation                  (1,957,000)        (1,418,000)
                                              -------------      -------------

                                              $   4,775,000      $   6,488,000
                                              =============      =============

Substantially all of the property, plant and equipment is secured by various mortgage notes payable (see Note 6). Depreciation expense aggregated $638,000, $630,000 and $460,000, respectively, for 1997, 1996 and 1995.


Note 4 - Acquisitions
================================================================================

SRC: On February 2, 1994, the Company purchased all of the outstanding shares of stock of SRC for $8.1 million in cash. The Company has accounted for this acquisition using the purchase method. The cost of the acquisition was allocated to the assets acquired and liabilities assumed on the bases of their fair values at the date of acquisition. Goodwill of $2.6 million was recorded as the difference between the acquisition cost and the fair values of the assets acquired and liabilities assumed. The Company is amortizing goodwill over seven years using the straight-line method.

Pulsarr: On March 1, 1996, the Company acquired all of the outstanding capital stock of Pulsarr for cash of $6.5 million and notes payable aggregating $1.3 million (see Note 6). The acquisition was accounted for under the purchase method of accounting. The $7.8 million purchase price was allocated based on the fair values of the identifiable assets of Pulsarr as follows: $1.1 million represented the fair values of net tangible assets of Pulsarr, $4.9 million represented acquired in-process technology which was charged to operations in the quarter ended March 31, 1996, and the remainder of $1.8 million represented existing technologies and goodwill to be amortized over fifteen years. The fair values of the acquired in-process technology and existing technologies and goodwill were determined from independent appraisals received by the Company.

On May 6, 1997, the Company sold its Pulsarr subsidiary to Barco NV of Belgium for $8.4 million resulting in a gain of approximately $5 million. The sale resulted in net cash proceeds to AMV of approximately $7 million and a reduction of current and long-term debt of approximately $4.6 million. The gain on the sale of Pulsarr is largely a result of the previous reduction in the carrying value of AMV's investment in Pulsarr due to the $4.9 million charge for acquired in-process technology the Company recorded in the quarter ended March 31, 1996 in conjunction with this acquisition.

Ventek: On July 24, 1996, the Company acquired certain assets and the business of Ventek, subject to certain liabilities. The purchase price was approximately $5.1 million in notes and other securities (see Note 6). The Company also issued a warrant to purchase 1,000,000 shares of Class A Common Stock which vests over a four-year period subject to Ventek's meeting specified sales and earnings goals. The acquisition is accounted for under the purchase method of accounting. The $5.1 million purchase price was allocated based on the fair values of the identifiable assets of Ventek as follows: $.2 million represented the fair values of net tangible assets of Ventek, and the remaining $4.9 million represented goodwill to be amortized over fifteen years.

The consolidated results of operations for the Company include SRC's, Pulsarr's and Ventek's results of operations from their respective acquisition dates, and in the case of Pulsarr, through its disposition date in May 1997.

Unaudited Proforma Statements of Operations: The unaudited proforma condensed combined statements of operations, shown below as supplemental information, assume (i) that the acquisition of Ventek occurred as of the beginning of 1996, and (ii) that Pulsarr was sold at the beginning of 1996. However, the proforma combined balances are not necessarily indicative of balances which would have resulted had the acquisition and divestiture occurred as of the beginning of such periods presented. Proforma condensed combined statements of operations are presented below:

                                                     Proforma (unaudited)
                                              ---------------------------------
                                                   1997               1996
                                              -------------      -------------

Sales                                         $  29,416,000      $  25,256,000
                                              =============      =============
Gross profit                                  $  15,014,000      $  14,244,000
                                              =============      =============
Net income                                    $   2,018,000      $   1,677,000
                                              =============      =============
Earnings per share:
   Basic                                      $        0.18      $        0.16
                                              =============      =============
   Diluted                                    $        0.16      $        0.14
                                              =============      =============

Supplemental Cash Flow Disclosures Relating to Acquisitions: In 1996, the Company paid $5,984,000 in cash, net of cash acquired, as part of the cost to acquire Pulsarr and Ventek as follows:

Fair value of tangible assets acquired                           $   6,997,000
Acquired existing and in-process technologies                        6,653,000
Goodwill and other intangible assets                                 4,987,000
Liabilities assumed                                                 (6,368,000)
Issuance of acquisition notes and warrants                          (6,285,000)
                                                                 -------------

   Cash paid                                                     $   5,984,000
                                                                 =============


Note 5 - Accrued Liabilities
================================================================================

Accrued liabilities consist of the following:

                                                         December 31,
                                              --------------------------------
                                                   1997               1996
                                              -------------      -------------

Commissions                                   $     356,000      $     192,000
Legal claims and fees                               181,000            431,000
Interest                                            211,000            220,000
Income taxes                                         79,000                 --
Other                                               319,000            456,000
                                              -------------      -------------

                                              $   1,146,000      $   1,299,000
                                              =============      =============


Note 6 - Financing Arrangements
================================================================================

Short-term borrowings represented Pulsarr's outstanding borrowings pursuant to its operational line of credit. As of December 31, 1996, Pulsarr had borrowings under this line of credit totaling $947,000.

Long-term debt consists of the following:
                                                         December 31,
                                              --------------------------------
                                                   1997               1996
                                              -------------      -------------

Mortgage note (SRC)                           $   2,690,000      $   2,715,000
6.75% convertible note                              900,000          3,400,000
6.75% note (Ventek)                               1,000,000          1,000,000
6.75% convertible note (Ventek)                   2,250,000          2,250,000
Ventek note                                       1,529,000          1,529,000
10.25% convertible note                                  --          1,515,000
Mortgage notes (Pulsarr)*                                --          1,962,000
Pulsarr acquisition note*                                --            316,000
6% convertible note*                                     --            927,000
Technical development grant*                             --          1,032,000
                                              -------------      -------------

                                                  8,369,000         16,646,000
Less:  current maturities                           (27,000)        (1,706,000)
                                              -------------      -------------

                                              $   8,342,000      $  14,940,000
                                              =============      =============

 * These notes and the operational line of credit were either paid off or assumed by the buyer in connection with the sale of Pulsarr in May 1997.

The SRC mortgage note is payable to a bank in monthly installments of $23,000 including interest at 9.5%, with the remaining unpaid balance due on February 15, 2003. In February 1996, and every three years thereafter until maturity, the note provides that the interest rate will be adjusted to 3.5% above the prime rate. While a normal February 1996 adjustment would have resulted in a rate of 12%, the holder of the note has agreed to fix the interest rate at 9.5% until February 1999. The note is secured by all of SRC's property, plant and equipment. The loan agreement contains certain covenants and restrictions including limitations on incurrence of debt and payment of dividends.

On April 13, 1995, the Company borrowed $2,160,000 pursuant to a convertible subordinated secured note. Interest on the note was 10.25% and was payable twice yearly. The note was convertible into the Company's Class A Common Stock at $1.875 per share. In connection with the borrowing, the Company paid a finders fee of $160,000 and issued 300,000 warrants to purchase Class A Common Stock at $1.875 per share. In October 1996 and March 1997, $645,000 and $250,000 of
principal of the note were converted into 344,000 and 133,333 shares of Class A Common Stock, respectively. The remaining principal balance of $1,265,000 was paid as scheduled in April 1997. The 300,000 warrants issued in conjunction with this borrowing were repurchased in August 1997.

In April 1996, in connection with the acquisition of Pulsarr, the Company raised a net of $3,000,000 in a private placement of $3,400,000 of convertible secured notes. The notes bear interest at 6.75% payable quarterly. The interest rate may be adjusted upward on each anniversary date of the notes if the market price of the Company's Class A Common Stock fails to reach certain levels. The maximum possible coupon interest rate is 11.25% if none of the market price thresholds are met. The principal amount will be due in April 2001. The notes are secured by 54% of the stock of ARC Netherlands BV, a wholly-owned subsidiary of the Company established to purchase Pulsarr. The notes are convertible into the Company's Class A Common Stock at $2.125 per share. In connection with the borrowing, the Company paid a finder's fee of $400,000 and issued 340,000 warrants to purchase Class A Common Stock at $2.125 per share. In September 1997, the Company prepaid $2,500,000 of the note. The 300,000 warrants issued in conjunction with this borrowing were repurchased in August 1997.

AMV issued the following notes in connection with the acquisition of Ventek: (i) a 6.75% $1,000,000 note due July 23, 1999; (ii) a 6.75% $2,250,000 note due July
23, 1999 convertible into the Company's Class A Common Stock at $2.25 per share; and (iii) a $1,125,000 note and stock appreciation rights payable (a) by issuance of up to 1,800,000 shares of Class A Common Stock or, at the Company's option, in cash on July 23, 1999, or (b) solely in cash in the event AMV Common Stock is delisted from the Nasdaq Stock Market. The $1,125,000 note and stock appreciation rights payable were valued at $1,529,000 on the acquisition date based upon an independent appraisal received by the Company. All three notes are secured by all of the issued and outstanding shares of Ventek. The three notes are payable to Veneer Technology, Inc., a company owned by the four former stockholders of Ventek, all of whom are current employees of the Company. The 6.75% $2,250,000 note also contains a provision that, upon an initial public offering ("IPO") of the common stock of one or more of, or any combination of, SRC and Ventek (together, "Subsidiary"), but only if such IPO occurs during the term of the note, the noteholder shall have the right to sell back to AMV up to 1,000,000 shares of AMV Class A Common Stock received upon conversion for consideration consisting of Subsidiary common stock owned by AMV. The number of shares of Subsidiary common stock to be paid shall be determined by dividing the total market value (as defined) of the shares of AMV Class A Common Stock to be sold by 70% of the IPO price of Subsidiary's common stock.

As of December 31, 1997, the aggregate amount of minimum maturities of long-term debt are as follows: 1998--$27,000; 1999--$4,809,000; 2000--$32,000;
2001--$936,000; 2002--$40,000; and thereafter $2,525,000.


Note 7 - Income Taxes
================================================================================

Income (loss) from continuing operations before income taxes is composed of the following:

                                  1997             1996             1995
                                  ----             ----             ----

Domestic                      $  2,143,000     $     75,000     $  1,115,000
Foreign                          4,972,000       (5,335,000)              --
                              ------------     ------------     ------------

                              $  7,115,000     $ (5,260,000)    $  1,115,000
                              ============     ============     =============

The components of the provision for income taxes are as follows:

                                  1997             1996             1995
                                  ----             ----             ----
Federal:
   Current                    $     99,000     $         --     $          --
   Deferred                        870,000         (124,000)          386,000
                              ------------     ------------     -------------

     Total federal                 969,000         (124,000)          386,000
                              ------------     ------------     -------------

State:
   Deferred                        107,000          (14,000)           45,000
                              ------------     ------------     -------------

     Total state                   107,000          (14,000)           45,000
                              ------------     ------------     -------------

Increase (decrease) in
   valuation allowance            (977,000)         138,000          (431,000)
                              ------------     ------------     -------------

     Total provision          $     99,000     $         --     $          --
                              ============     ============     =============


The tax effect of temporary differences between financial reporting and the tax bases of assets and liabilities relate to the following:

                                                          December 31,
                                                 -------------------------------
                                                     1997             1996
                                                     ----             ----
Deferred tax asset:
     Loss carry-forwards                         $  4,957,000     $  6,181,000
     Reserves and accruals                            634,000          454,000
     Research and development costs                   109,000          167,000
     Property basis differences                       645,000          520,000
                                                 ------------     ------------

                                                    6,345,000        7,322,000

Deferred tax asset valuation allowance             (6,345,000)      (7,322,000)
                                                 ------------     ------------

     Net deferred tax asset                      $         --     $         --
                                                 ============     ============

The deferred tax asset has been fully reserved in accordance with FAS 109 because the Company cannot anticipate future taxable income to realize the potential benefits of the gross deferred tax asset.

The provision for (benefit from) income taxes differs from an amount computed using the statutory federal income tax rate as follows:


                                                                  Year Ended December 31,
                                                   ------------------------------------------------
                                                         1997              1996            1995
                                                         ----              ----            ----
Provision for (benefit from) income taxes
   at federal statutory rate                       $    2,419,000     $  (1,788,000)   $    320,000
State taxes (benefit)                                     107,000          (259,000)         38,000
Non-deductible in-process technology charge                    --         1,671,000              --
Non-taxable gain on sale of Pulsarr                    (1,696,000)               --              --
Realized benefit from utilizing net operating
   loss carry-forward                                  (1,302,000)          191,000              --
Deferred tax valuation allowance                          370,000           138,000        (431,000)
Alternative Minimum Tax                                    99,000                --              --
Other                                                     102,000            47,000          73,000
                                                   --------------     -------------    ------------
                                                   $       99,000     $          --    $         --
                                                   ==============     =============    ============

The Company has net operating loss carry-forwards of approximately $13,000,000. Such carry-forwards may be used to offset taxable income, if any, in future years through their expirations in 2007 to 2011. Because of the substantial change in the Company's ownership which occurred as a result of the initial public offering in March 1992 and subsequent issuances of common stock, the annual amount of tax loss carry-forward which can be utilized is limited. Utilization of approximately $6,500,000 of the above carry-forwards is limited to approximately $1,800,000 per year. Such limitation could result in the expiration of a part of the carry-forwards before their utilization.


Note 8 - Employee Benefit and Stock Option Plans
================================================================================

The Company sponsors a defined contribution 401(k) plan covering substantially all employees. Pursuant to the provisions of the plan, eligible participants may elect to contribute up to 15% of their base compensation, subject to certain limitations, and the Company may, at its option, match employee contributions up to a certain percentage. No Company matching has occurred under the plan.

The Company maintains several stock option plans under which non-qualified and incentive stock options for the Company's Class A Common Stock have been granted to directors, officers and other employees. The plans are administered by the Stock Option Committee of the Board of Directors (the "Committee"). Additionally, the Company has occasionally granted non-plan options to directors, officers or consultants on terms similar to plan options. The stock option price per share for options granted is determined by the Committee and is based on the market price of the Company's common stock on the date of grant, and each option is exercisable within the period and in the increments as determined by the Committee, except that no option can be exercised later than ten years from the date it was granted. The stock options generally vest over one to four years. The terms of non-plan options are determined by the full Board of Directors or the Compensation Committee of the Board.

The following table sets forth the options granted, forfeited and exercised during the three years ended December 31, 1997, and their respective weighted average exercise price per share:

                                                                  Weighted
                                                 Shares            Average
                                              Under Option     Price Per Share
                                              ------------     ---------------

     Balance at December 31, 1994                1,789,000         $ 4.02
         Granted                                 1,957,000           1.00
         Exercised                                 (84,000)          1.00
         Canceled                               (1,012,000)          3.89
                                                ----------         ------

     Balance at December 31, 1995                2,650,000         $ 1.94
         Granted                                   698,000           1.93
         Exercised                                 (83,000)          1.00
         Canceled                                 (138,000)          1.21
                                               -----------         ------

     Balance at December 31, 1996                3,127,000         $ 2.00
         Granted                                 1,194,000           1.75
         Exercised                                 (97,000)          1.00
         Canceled                                 (775,000)          2.21
                                               -----------         ------

     Balance at December 31, 1997                3,449,000         $ 1.89
                                               ===========         ======


The following table sets forth information about stock options outstanding at December 31, 1997:

                   Options Outstanding                     Options Exercisable
-------------------------------------------------------  -----------------------
                                 Weighted      Weighted                Weighted
                                 Average       Average                 Average
   Range of        Number        Remaining     Exercise    Number      Exercise
Exercise Price  Outstanding  Contractual Life   Price    Exercisable    Price
--------------  -----------  ----------------  --------  -----------   --------

  1.00           1,323,000        7 years        1.00     1,298,000      1.00
  1.44-2.38      1,481,000        9 years        1.75       229,000      1.74
  3.00-4.94        645,000        3 years        4.06       645,000      4.06
                 ---------                                ---------

                 3,449,000                                2,172,000
                 =========                                =========

As of December 31, 1997 there were 278,000 shares available for future grants.

In January 1997, the Company established an SRC stock option plan (the "SRC Plan") under which incentive and non-qualified stock options for SRC's common stock may be granted to directors, officers and other employees. The plan is administered by the Stock Option Committee of the Board of Directors of SRC (the "SRC Committee"). The stock option price per share for options granted under the SRC Plan is determined by the SRC Committee and is based on the fair market value of the Company's common stock on the date of grant, and each option is exercisable within the period and in the increments as determined by the SRC Committee, except that no option may be exercised before the ninth anniversary date of grant unless there shall have been an IPO of SRC's common stock, and except that no option can be exercised later than ten years from the date it was granted.

In January 1997, SRC granted a total of 342,000 options under the SRC Plan to purchase SRC common stock at $1.86 per share. The options become exercisable on January 10, 2006 and expire one year thereafter. Upon completion of an initial public offering of SRC's common stock, the vesting of such options will accelerate so that 100% will be exercisable on the third anniversary date of the IPO. As of December 31, 1997, there were 73,000 shares available for future grant under the SRC Plan.

Statement of Financial Accounting Standards No. 123 ("FAS 123"): During 1995, the Financial Accounting Standards Board issued FAS 123, "Accounting for Stock Based Compensation," which defines a fair value method of accounting for an an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation costs for those plans using the method of accounting prescribed by APB 25. Entities electing to remain with the accounting in APB 25 must make proforma disclosures of net income and earnings per share, as if the fair value method of accounting defined in this Statement has been applied.

The Company has elected to account for its stock-based compensation plans under APB 25; however, the Company has computed for proforma disclosure purposes the value of all options granted during 1997 and 1996 using the Black-Scholes option pricing model as prescribed by FAS 123 and the following weighted average assumptions used for grants:

                                                     1997             1996
                                                   --------         --------

Risk-free interest rate                              6.12%            6.77%
Expected dividend yield                                 0%               0%
Expected lives                                     5 Years          5 Years
Expected volatility                                    63%              67%

Adjustments are made for options forfeited prior to vesting. The total value of options granted was computed to be the following approximate amounts, which would be amortized over the vesting period of the options:

Year ended December 31, 1997                 $     752,000
Year ended December 31, 1996                 $     789,000

If the Company had accounted for these plans in accordance with FAS 123, the Company's net income (loss) and proforma net income (loss) per share would have been reported as follows:

                                                          December 31,
                                                 -------------------------------
                                                     1997             1996
                                                     ----             ----
Net income (loss):
    As reported                                  $  7,016,000    $  (5,260,000)
    Proforma                                     $  6,807,000    $  (5,797,000)
Proforma diluted earnings (loss) per share:
    As reported                                  $       0.49    $       (0.46)
    Proforma                                     $       0.46    $       (0.51)

The weighted average fair value of options granted during 1997 and 1996 was $1.04 and $1.13, respectively.


Note 9 - Commitments and Contingencies
================================================================================

AMV is a party to several suits in the ordinary course of its business. AMV believes that the outcome of all such proceedings, even if determined adversely to the Company, will not have a material effect upon its business or financial position.


Note 10 - Shareholders' Equity and Earnings (Loss) Per Share
================================================================================

Common Stock: The authorized number of shares of no par value Class A Common Stock and no par value Class B Common Stock are 60,000,000 and 3,000,000, respectively. Upon sale or transfer, each share of Class B Common Stock is automatically convertible into one share of Class A Common Stock. Both the Class A and Class B Common Stock are entitled to one vote per share. As of December 31, 1997, there were 10,602,000 shares of Class A Common Stock and 77,000 shares of Class B Common Stock outstanding.

Common Stock Warrants: The Company has several classes of common stock warrants outstanding. The key terms are included in the table below.

On March 9, 1998, Class A, B and C Warrants to purchase approximately 11.4 million shares of Class A Common Stock expired. All classes of remaining warrants provide for adjustment of the exercise price and for a change in the number of shares issuable upon exercise to protect holders against dilution in the event of a stock dividend, stock split, combination or reclassification of the Class A Common Stock. The Class D Warrants also provide for such an adjustment upon issuance of shares of Class A Common Stock at prices lower than the market price then in effect other than issuances upon exercise of options granted to employees, directors and consultants to AMV, or options to be granted under any AMV stock option plan.

Schedule  of  Outstanding  Stock,  Warrants,   Convertible  Debt  and  Potential
Dilution: The following table summarizes outstanding common stock as of December 31, 1997, potential dilution to the outstanding common stock upon exercise of warrants remaining after March 9, 1998 and conversion of convertible debt, and proforma proceeds from the exercise of warrants and debt conversion. The table also sets forth the exercise or conversion prices and warrant expiration and debt due dates.

                                      Number or                                         Proforma
                                   Principal Amount     Class A Common    Exercise or   Proceeds
                                    Outstanding at        Stock After     Conversion    or Debt
    Security                       December 31, 1997      Conversion         Price     Reduction
-----------------------------------------------------------------------------------------------------
Common Stock:
   Class A                            10,602,000           10,602,000
   Class B                                77,000               77,000
                                                        -------------

Total currently outstanding                                10,679,000

Warrants (expiration date):

   D (6/30/98-7/31/98)                   275,000              275,000     $ 2.75     $    756,000
   G (2/28/99)                           240,000              240,000       2.00          480,000
   I (7/23/01)                         1,000,000 (A)        1,000,000       2.25        2,250,000
   J (9/30/99)                           300,000              300,000       2.03          608,000
                                                        -------------                ------------

                                                            1,815,000                   4,094,000
                                                        -------------                ------------
Convertible Debt (due date):
   6.75% Notes (4/16/01)            $    900,000              423,000       2.13          900,000
   6.75% Ventek Note (7/23/99)      $  2,250,000            1,000,000       2.25        2,250,000
   Ventek Note (7/23/99)            $  1,529,000 (A)        1,800,000                   1,529,000
                                                        -------------                ------------

                                                            3,223,000                   4,679,000
                                                        -------------                ------------
Potentially outstanding shares and proforma proceeds
   and reduction of debt                                   15,717,000                $  8,773,000
                                                        =============                ============


(A) The Company issued the $1,529,000 note and Class I Warrant in connection with the Ventek acquisition (see Note 4). The note is payable, (a) at the Company's option, in cash or by delivery of up to 1,800,000 shares of Class A Common Stock on the third anniversary date of the note; or (b) solely in cash in the event AMV Common Stock is delisted from the Nasdaq Stock Market. The Warrant vests 25% per year through 1999 if sales and earnings objectives are achieved. As of December 31, 1997, the first 25% increment (for 1996) of the Warrant was vested and the second 25% increment (for
     1997) did not vest as the objectives were not met. The second increment will only vest in the future if cumulative goals are achieved.

The proforma amounts above are for illustrative purposes only and exclude the Class A, B and C Warrants which expired March 9, 1998. Unless the market price of AMV's Class A Common Stock rises significantly above the exercise or conversion prices, it is unlikely that any warrants will be exercised or that the debt will be converted.

In addition, on December 31, 1997, AMV had outstanding options to purchase 3,449,000 shares of Class A Common Stock, 2,957,000 of which are under its stock option plans (see Note 8).

The existence of these outstanding warrants, options, and convertible debt, including those granted or to be granted under AMV's stock option plans or otherwise, and potentially issuable shares pursuant to antidilution provisions of warrant agreements could adversely affect AMV's ability to obtain future financing. The price which AMV may receive for the Class A Common Stock issued upon exercise of options and warrants, or amount of debt forgiven in the case of conversion of debt, may be less than the market price of Class A Common Stock at the time such options and warrants are exercised or debt is converted. For the life of the warrants, options and convertible debt, the holders are given, at little or no cost, the opportunity to profit from a rise in the market price of the Class A Common Stock without assuming the risk of ownership. Moreover, the holders of the options and warrants might be expected to exercise them at a time when AMV would, in all likelihood, be able to obtain needed capital by a new offering of its securities on terms more favorable than those provided for by the options and warrants.

1997 Restricted Stock Plan: The 1997 Restricted Stock Plan ("1997 Plan") was established to retain the services of selected employees, officers and directors of the Company and provide them with strong incentives to enhance the Company's growth and stock price. The total number of shares of Class A Common Stock issuable under the 1997 Plan shall not exceed 2,000,000.

In January 1997, the Company's Board of Directors awarded 2,000,000 shares of restricted Class A Common Stock to three key employees of the Company. In September 1997, 1,800,000 shares were donated back to the Company and retired. The remaining 200,000 shares cannot be traded or transferred unless (i) the employee remains in the employ of the Company until January 10, 2000 and (ii) a payment of $1.80 per share is made by the employee to AMV. If any of these conditions are not met, the related shares of stock will be forfeited and returned to the Company.

Stock Rights Plan: In February 1998, the Company implemented a stock rights program. Pursuant to the program, stockholders of record on February 27, 1998 received a dividend of one right to purchase for $15 one one-hundredth of a share of a newly created Series A Junior Participating Preferred Stock. The rights are attached to AMV's Class A Common Stock and will also become attached to shares issued in the future. The rights will not be traded separately and will not become exercisable until the occurrence of a triggering event, defined as an accumulation by a single person or group of 20% or more of AMV's Class A Common Stock. The rights will expire on February 26, 2008 and are redeemable at $.0001 per right.

After a triggering event, the rights will detach from the Class A Common Stock. If AMV is then merged into, or is acquired by, another corporation, the Company has the opportunity to either (i) redeem the rights or (ii) permit the rights holder to receive in the merger stock of AMV or the acquiring company equal to two times the exercise price of the right (i.e., $30). In the latter instance, the rights attached to the acquirer's stock become null and void. The effect of the rights program is to make a potential acquisition of the Company more expensive for the acquirer if, in the opinion of AMV's Board of Directors, the offer is inadequate.

Earnings (Loss) Per Share: Earnings (loss) per share, calculated in accordance with FAS 128, is presented in the following table:

                                                          For the Year Ended December 31,
                               ----------------------------------------------------------------------------------
                                         1997                          1996                          1995
                               ----------------------        -----------------------        ---------------------
                                Income        Shares          (Loss)         Shares          Income        Shares
                               --------      --------        --------       --------        --------      --------
                                                       (In thousands except per share data)
Calculation of EPS
------------------
Income (loss) available to

   common shareholders         $  7,016       11,202        $  (5,260)       10,704        $ 1,115         9,451
Reduction for contingently
   returnable shares as all
   conditions were not
   met as of period end              --         (200)              --            --             --            --
                               --------     --------        ---------      --------        -------      --------
Income (loss) available to
   common shareholders         $  7,016       11,002        $  (5,260)       10,704        $ 1,115         9,451


-----------------------------------------------------------------------------------------------------------------
Basic EPS                                   $   0.64                       $  (0.49)                   $    0.12
-----------------------------------------------------------------------------------------------------------------

Effect of Dilutive Securities:
Note and stock appreciation
   rights agreement                 100        1,800               --            --             --            --
Stock options and warrants           --          663               --            --             --           770
Convertible debt                    252        1,423               --            --             --            --
                               --------     --------        ---------      --------        -------      --------
Income (loss) available to
   common shareholders
   and assumed conversions     $  7,368       14,888        $  (5,260)       10,704        $ 1,115        10,221
                               ========     ========        =========      ========        =======      ========


-----------------------------------------------------------------------------------------------------------------
Diluted EPS                                 $   0.49                       $  (0.49)                    $   0.11
-----------------------------------------------------------------------------------------------------------------

The number of shares of common stock, along with their respective exercise prices, underlying options, warrants and convertible debt, which were excluded from the computation of diluted EPS because their exercise prices were greater than the average market price of common stock, are listed below.

                                      1997            1996            1995
                                      ----            ----            ----
Number of shares of common
   stock exercisable from:
   Options                           1,135,000       1,120,000         800,000
   Warrants                         13,215,000      13,990,000      14,084,000
   Convertible debt                         --       3,849,000       1,152,000
                                 -------------   -------------   -------------

                                    14,350,000      18,959,000      16,036,000
                                 =============   =============   =============

   Exercise price ranges         $2.00 - $4.94   $2.00 - $4.94   $1.88 - $4.94

On March 9, 1998, the Class A, B and C Warrants to purchase 11,400,000 shares of common stock expired, and therefore, will not potentially impact diluted EPS in future periods.

Basic and diluted earnings (loss) per share presented for income from continuing operations and loss from discontinued operations for the year ended December 31, 1995 are as follows:

Basic EPS:
Income from continuing operations                 $  0.12
Loss from discontinued operations                   (0.02)
                                                  -------

   Net income                                     $  0.10
                                                  =======

Diluted EPS:
Income from continuing operations                 $  0.11
Loss from discontinued operations                   (0.02)
                                                  -------

   Net income                                     $  0.09
                                                  =======


Note 11 - Discontinued Operations
================================================================================

In October 1995, the Company sold the ALS laser operations to Coherent, Inc. for approximately $1,052,000 in cash, which represented the net book value of the operation. Operating results for the above discontinued business have been excluded from the Consolidated Statements of Operations to present separately the results of continuing operations. Net sales for ALS for the year ended 1995 were $2,279,000.


Note 12 - Business Segment and Geographic Information
================================================================================

The Company is engaged in one principal activity--designing, manufacturing and marketing of computer-aided vision defect detection and sorting and defect removal equipment. The Company has subsidiaries located in the United States and the Netherlands. Revenue transfers between geographic areas, and other intergeographical eliminations are not material. Net sales, net income (loss) and identifiable assets by geographic areas are as follows:

                             1997                1996             1995
                             ----                ----             ----
Net sales:
     United States      $  29,416,000       $  21,506,000     $ 19,394,000
     Europe                 2,558,000           8,432,000               --
                        -------------       -------------     ------------

                        $  31,974,000       $  29,938,000     $ 19,394,000
                        =============       =============     ============
Net income (loss):
     United States      $   2,229,000 (D)   $      75,000 (A) $    942,000 (E)
     Europe                 4,787,000 (C)      (5,335,000)(B)           --
                        -------------       -------------     ------------

                        $   7,016,000       $  (5,260,000)    $    942,000
                        =============       =============     ============
Identifiable assets:
     United States      $  24,294,000       $  20,784,000     $ 17,628,000
     Europe                   941,000          10,154,000               --
                        -------------       -------------     ------------

                        $  25,235,000       $  30,938,000     $ 17,628,000
                        =============       =============     ============

(A) Includes charges of $647,000 for the write-off of deferred royalty expense.
(B) Includes a charge of $4,915,000 for the write-off of acquired in-process technology.
(C) Includes a gain of $4,989,000 from the sale of Pulsarr.
(D) Includes a charge of $233,000 for the write-off of deferred debt issue costs associated with the early retirement of debt.
(E) Includes a gain of $732,000 from arbitration.

Included in United States sales are export sales of $7,999,000 in 1997, $7,504,000 in 1996 and $5,117,000 in 1995.

The Company sold equipment to a single customer totaling 14% of sales in 1997, to two different customers totaling 13% and 12% of sales in 1996, and to two different customers totaling 19% and 16% of sales in 1995.


Note 13 - Quarterly Financial Data (Unaudited)
================================================================================

Quarters Ended                        March 31         June 30     September 30      December 31        Total
-------------------------------------------------------------------------------------------------------------
Fiscal 1997
Sales                            $    9,337,000    $   7,607,000  $    5,861,000    $   9,169,000  $  31,974,000
Gross profit                          4,607,000        3,933,000       3,029,000        4,363,000     15,932,000
Net income (loss)                       769,000        5,367,000        (160,000)       1,040,000      7,016,000
Basic earnings (loss) per share            0.07             0.47           (0.01)            0.10           0.64
Diluted earnings (loss) per share          0.05             0.34           (0.01)            0.08           0.49


Fiscal 1996
Sales                            $    3,613,000    $   6,419,000  $   10,097,000    $   9,809,000  $  29,938,000
Gross profit                          1,479,000        2,598,000       5,094,000        4,973,000     14,144,000
Net income (loss)                    (6,797,000)        (900,000)        985,000        1,452,000     (5,260,000)
Basic earnings (loss) per share           (0.69)           (0.08)           0.09             0.13          (0.49)
Diluted earnings (loss) per share         (0.69)           (0.08)           0.07             0.09          (0.49)


Advanced Machine Vision Corporation
Schedule VIII - Valuation and Qualifying Accounts
For the Years Ended December 31, 1995, 1996 and 1997
--------------------------------------------------------------------------------

                                                                     Additions
                                                           ----------------------------
                                              Balance at     Charged to      Charged                        Balance
                                              beginning      cost and        to other                       at end
                                              of period      expenses        accounts     Deductions       of period
                                            -------------  -------------  -------------  -------------   -------------
Year ended December 31, 1995:
    Allowance for excess and obsolete
    inventory                               $          --  $     305,000  $          --  $          --   $     305,000
                                            =============  =============  =============  =============   =============

    Allowance for doubtful accounts         $     165,000  $          --  $          --  $          --   $     165,000
                                            =============  =============  =============  =============   =============

Year ended December 31, 1996:
    Allowance for excess and obsolete
    inventory                               $     305,000  $     131,000  $          --  $          --   $     436,000
                                            =============  =============  =============  =============   =============

    Allowance for doubtful accounts         $     165,000  $      21,000  $     120,000  $     (26,000)  $     280,000
                                            =============  =============  =============  =============   =============


Year ended December 31, 1997:
    Allowance for excess and obsolete
    inventory                               $     436,000  $     271,000  $          --  $          --   $     707,000
                                            =============  =============  =============  =============   =============

    Allowance for doubtful accounts         $     280,000  $          --  $    (100,000) $          --   $     180,000
                                            =============  =============  =============  =============   =============

                                      F-22